ADVISORY AGREEMENT

    This ADVISORY AGREEMENT (the “Agreement”), made this 15 day of November , 2011, by and between ARIEL INVESTMENTS, LLC, an Illinois corporation (the “Adviser”), and ARIEL INVESTMENT TRUST (the "Trust"), a Massachusetts business trust, on behalf of each of its series identified pursuant to an addendum to this Agreement (each a “Fund” and together, the “Funds”).

     In consideration of the mutual covenants hereinafter set forth, IT IS HEREBY AGREED between the parties as follows:

     1.  Employment of the Adviser.  The Trust hereby employs the Adviser to manage the investment and reinvestment of the assets of each of the series of the Trust identified in a currently effective addendum to the Agreement pursuant to Section 11 of this Agreement, subject to the supervision of the Trust’s Board of Trustees on the terms hereinafter set forth.  The Adviser hereby accepts such employment and agrees during such period to render the services and to assume the obligations herein set forth for the compensation herein provided. The Adviser shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized (whether herein or otherwise), have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.  The Adviser may contract with any other person or persons to provide any of the services contemplated in this Agreement, at the expense of the Adviser, and shall have the authority to direct the activities of such other person or persons in the manner it deems appropriate.

     2.  Obligations of and Services to be Provided by the Adviser.  The Adviser undertakes to provide the following services and to assume the following obligations:

          a. The Adviser shall manage the investment and reinvestment of the assets of the Funds, subject to and in accordance with the investment objectives and policies of the Funds and any directions which the Trust’s Board of Trustees may issue from time to time.  In pursuance of the foregoing, the Adviser shall make all determinations with respect to the investment of the assets of the Funds and the purchase and sale of portfolio securities and shall take such action necessary to implement the same.

          b. The Adviser shall, in the name of the Trust, place orders for the execution of the Funds’ portfolio transactions in accordance with the policies with respect thereto set forth in the Trust's registration statements under the Investment Company Act of 1940 (“1940 Act”) and the Securities Act of 1933, as such registration statements may be amended from time-to-time.

          c. The Adviser shall determine the manner in which voting rights, rights to consent to corporate action, and any other rights pertaining to the Funds’ portfolio securities shall be exercised.

          d. The Adviser shall be responsible for providing certain limited services to the Trust that are necessary to the conduct of the Trust’s affairs. Such services shall consist of: maintaining the Trust’s organizational existence; providing office space; assisting in the preparation of reports to regulatory bodies and shareholders; and such other incidental services as are necessary to the furnishing of the Adviser’s services identified under this Section 2.

          e. In connection with the services to be rendered hereunder, the Adviser shall see to the maintenance of all necessary records of the Trust and of the Funds.

          f. The Adviser shall render regular reports to the Trust’s Board of Trustees concerning the Funds’ investment activities.

          g. The Adviser shall bear its expenses of providing services to the Trust pursuant to this Agreement except any such expenses as are undertaken by the Trust.  In addition, the Adviser shall pay the salaries and fees of all Trustees, executive officers and employees of the Trust who are affiliated persons, as defined in Section 2(a)(3) of the 1940 Act, of the Adviser.

     3.  Expenses of the Trust.  The Trust shall pay all of its expenses other than those expressly assumed by the Adviser herein, which expenses payable by the Trust shall include, but are not limited to:

          a. Fees to the Adviser as provided herein;

          b. Legal and audit expenses;

          c. Fees and expenses related to the registration and qualification of the Trust and its shares for distribution under federal and state securities laws;

          d. Expenses of fund administrator, fund accountant, transfer agent, registrar, custodian, dividend disbursing agent and shareholder servicing agent;

          e. Salaries, fees and expenses of Trustees and executive officers of the Trust who are not “affiliated persons” of the Adviser within the meaning of the 1940 Act;

          f. Taxes and corporate fees levied against the Trust;

          g. Brokerage commissions and other expenses associated with the purchase and sale of portfolio securities;

          h. Expenses, including interest, of borrowing money;

          i. Expenses incidental to meetings of the Trust’s shareholders and the maintenance of the Trust’s organizational existence;

          j. Expenses of printing stock certificates representing shares of each of the Funds and expenses of preparing, printing and mailing notices, proxy material, reports and other communications to regulatory bodies and reports to shareholders;

          k. Expenses of preparing and typesetting each Fund’s prospectuses and statements of additional information;

          l. Expenses of printing and distributing each Fund’s prospectuses and statements of additional information to shareholders;

          m. Association membership dues;

          n. Insurance premiums for fidelity, trustee and officer and other coverage; and

          o. Distribution plan expenses, as permitted by Rule 12b-1 under the 1940 Act.

     4.  Compensation of Adviser.

          a. As compensation for the services rendered and obligations assumed hereunder by the Adviser, the Trust shall pay to the Adviser out of the assets of the respective Funds within ten (10) days after the last day of each calendar month a fee calculated on the basis of average daily net assets at the annual rates for the respective Funds set forth in one or more written addenda to this Agreement executed by both parties.

Such fee shall be computed and accrued daily.  Upon termination of this Agreement as to any Fund before the end of any calendar month, the fee of that Fund for such period shall be prorated. For purposes of calculating the fee of the Adviser, the daily value of each Fund's net assets shall be computed by the same method as the Trust uses to compute the value of net assets in connection with the determination of the net asset value of each Fund’s shares.

          b. The Adviser reserves the right (i) to waive all or a part of its fee and (ii) to make payments to brokers and dealers from the resources of the Adviser in consideration of their promotional or administrative services.

     5.  Activities of the Adviser.  The services of the Adviser hereunder are not to be deemed exclusive, and the Adviser shall be free to render similar services to others. It is understood that Trustees and officers of the Trust are or may become interested in the Adviser as stockholders, officers or otherwise, and that stockholders and officers of the Adviser are or may become similarly interested in the Trust, and that the Adviser may become interested in the Trust as a shareholder or otherwise.

     6.  Use of Names.  The Trust shall not use the name “Ariel” or the name of the Adviser in any prospectus, sales literature or other material relating to the Trust or to any Fund in any manner not approved prior thereto by the Adviser; provided, however, that the Adviser shall approve all uses of its name which merely refer in accurate terms to its appointment hereunder or which are required by the SEC or a State Securities Commission; and, provided, further, that in no event shall such approval be unreasonably withheld. The Adviser shall not use the name of the Trust or of any Fund in any material relating to the Adviser in any manner not approved prior thereto by the Trust; provided, however, that the Trust shall approve all uses of its name and of the name of any Fund which merely refer in accurate terms to the appointment of the Adviser hereunder or which are required by the SEC or a State Securities Commission; and, provided further, that in no event shall such approval be unreasonably withheld.

     7.  Liability of the Adviser.  Absent willful misfeasance, bad faith, gross negligence, or reckless disregard of obligations or duties hereunder on the part of the Adviser, the Adviser shall not be subject to liability to the Trust or to any shareholder of the Trust for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security.

     8.  Limitation of Trust's Liability.  The Adviser acknowledges that it has received notice of and accepts the limitations upon the Trust’s liability set forth in Article XI of its Declaration of Trust.  The Adviser agrees that the Trust’s obligations hereunder in any case shall be limited to the Trust and to its assets and that the Adviser shall not seek satisfaction of any such obligation from the shareholders of the Trust nor from any Trustee, officer, employee or agent of the Trust.

     9.  Force Majeure.  The Adviser shall not be liable for delays or errors occurring by reason of circumstances beyond its control, including but not limited to acts of civil or military authority, national emergencies, work stoppages, fire, flood, catastrophe, acts of God, insurrection, war, riot, or failure of communication or power supply. In the event of equipment breakdowns beyond its control, the Adviser shall take reasonable steps to minimize service interruptions but shall have no liability with respect thereto.

     10.  Renewal, Termination and Amendment.  This Agreement shall be effective as to a Fund on the date of initial effectiveness stated in the addendum with respect to that Fund and continue with respect to the Fund for an initial term specified in such addendum unless sooner terminated as hereinafter provided.  Upon effectiveness the Agreement shall supersede all prior agreements between the parties providing for investment advisory and administrative services for the Fund. It shall continue from year to year thereafter as long as its continuance with respect to the Fund is approved annually in accordance with the 1940 Act. This Agreement may be terminated as to any Fund at any time, without payment of any penalty, by the Trust’s Board of Trustees, or by a vote of the majority of the outstanding voting securities of such Fund upon 60 days’ prior written notice to the Adviser and by the Adviser upon 60 days’ prior written notice to the Trust. This Agreement may be amended as to a Fund at any time by the parties, subject to approval by the Trust’s Board of Trustees and, if required by law or applicable SEC regulations, a vote of a majority of the outstanding voting securities of such Fund. This Agreement shall terminate automatically in the event of its assignment. The terms “assignment” and “vote of a majority of the outstanding voting securities” shall have the meaning set forth in the 1940 Act.

     11.  Funds.  This Agreement shall apply to and be effective as to only the series identified in the addendum and any additional series for which this Agreement has been approved in the manner required by the 1940 Act, provided that there is a written addendum to this Agreement executed by both parties which identifies such series as a Fund to be managed pursuant to this Agreement, specifies the fee payable to the Adviser with respect to such series, and states the initial effective and termination dates of this Agreement with respect to each Fund.

     12.  Severability.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

     13.  Miscellaneous.  Each party agrees to perform such further actions and execute such further documents as are necessary to effectuate the purposes hereof.  This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Illinois. The captions in this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

ARIEL INVESTMENT TRUST	ARIEL INVESTMENTS, LLC

By: /s/ Anita Zagrodnik	By: /s/ Mellody Hobson

Title: Vice President, CCO	Title: President

ADDENDUM TO ADVISORY AGREEMENT
DATED November 15, 2011 BETWEEN
ARIEL INVESTMENT TRUST AND
ARIEL INVESTMENTS, LLC

            The series of Ariel Investment Trust (the “Trust”) designated Ariel International Equity Fund and Ariel Global Equity Fund (each a “Fund”) shall be managed by Ariel Investments, LLC (the “Adviser”) pursuant to the Advisory Agreement between the Adviser and the Trust dated November 15, 2011 with an initial effective date of December 30, 2011 and an initial term ending December 30, 2013 unless sooner terminated as provided in the Agreement.  The compensation payable out of the assets of each Fund pursuant to Section 4(a) of the Agreement shall be at the following annual rates:

Fund	Annual Rate	Value of Average Daily Net Assets
Ariel International Equity Fund	1.00%	First $500 Million
	0.95%	Next $500 Million
	0.90%	Over One Billion dollars

Ariel Global Equity Fund	1.00%	First $500 Million
	0.95%	Next $500 Million
	0.90%	Over One Billion dollars

Dated November 15, 2011

ARIEL INVESTMENT TRUST

By: /s/ Anita Zagrodnik
Title: Vice President, CCO

ARIEL INVESTMENTS, LLC

By: /s/ Mellody Hobson
Title: President